Exhibit 10.36

                            [BIOENVISION LETTERHEAD]

                     November 2, 2006

CONFIDENTIAL
------------
Mayne Pharma Limited
Level 21, 390 St. Kilda Road
Melbourne Victoria 3004
Australia
Attention: Company Secretary

        Re: Amendment to Clofarabine Marketing and Distribution Agreement,
            dated March 24, 2006
            --------------------------------------------------------------

Dear Sir:

Bioenvision, Inc. ("Bioenvision") and Mayne Pharma Limited ("Distributor") are desirous of making an amendment (the "Amendment") to that certain Marketing and Distribution Agreement, effective as of March 24, 2006 (the "Agreement"), between Bioenvision, Inc. ("Bioenvision") and Mayne Pharma Limited ("Distributor"). All terms not herein defined shall have the meanings ascribed to them in the Agreement.

In consideration of the mutual covenants set forth in this Amendment and in the Agreement, Bioenvision and Distributor agree as follows:


    1. Amendment. Section 5.1A of the Agreement is deleted in its entirety and replaced with the following:

                5.1A Pre-Registration Approval. Prior to the grant of Registration Approval Distributor shall be entitled to order Product labeled in accordance with the relevant requirements of the EMEA ("EU Labeled Product"), and Bioenvision will deliver such EU Labeled Product to the Distributor within thirty (30) days of receipt of such order, provided that (i) the order does not exceed one hundred (100) vials, and
        (ii) the Distributor has no more than twenty (20) vials of EU Labeled Product in stock at the time it places the order, and (iii) Distributor has paid Bioenvision the Final Payment (as defined below) for all EU Labeled Product previously delivered to Distributor and further sold by Distributor to a third party prior to Distributor's placing such current order. EU Labeled Product will be delivered CIP Incoterms 2000 to the Distributor's warehouse. The price for EU Labeled Product will be as set out in section 6.2, except that the Distributor will pay AU$[****] per vial ("Initial Payment") within thirty (30) days of receipt of each invoice for EU Labeled Product from Bioenvision. The remaining payment per vial ("Final Payment") is made in accordance with clause 6.2, except that all Initial Payments are subtracted from the calculation of Net Sales. Both parties acknowledge that (A) if EU Labeled Product purchased by Distributor is not sold by Distributor to a third party, Bioenvision will not receive any Final Payment in this circumstance, (B) Bioenvision may withhold further deliveries of EU Labeled Product if and to the extent the Distributor is in breach of any of its payment obligations under this Agreement, and (C) all terms of the Agreement, including
        Section 4.3, apply equally to EU Labeled Product as they do to Product. The Initial Payment shall be considered non-refundable unless the reason for Distributor not being able to sell EU Labeled Product is due to breach of any term of the Agreement by Bioenvision.

**** Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934. Material filed separately with the Securities and Exchange Commission.

        2. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

        3. Affirmation. This Amendment is to be read and construed with the Agreement as constituting one and the same agreement. Except as specifically modified by this Amendment, all remaining provisions, terms and conditions of the Agreement shall remain in full force and effect.


   IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officer, as of the date first above written.

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

BIOENVISION, INC.                                              MAYNE PHARMA LIMITED


By:                        /s/ David P. Luci                   By:                     /s/Paul Binfield
                           -------------------------------                             --------------------------------
                             Print Name: David P. Luci                                     Print Name: Paul Binfield
                             Title: CFO, General Counsel                                   Title: EVP & CFO

Witness:                   /s/ Robert Sterling                 Witness:                /s/ Jonathan Barlow
                           -------------------------------                             --------------------------------
                             Print                                                         Print Name:
                             Name: Robert Sterling                                         Jonanthan Barlow
                             Date: 11/6/06                                                 Date: 11/22/06
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